EXHIBIT 99.1

Chris Johnson Appointed as National Western Life Chief Marketing Officer

Austin, Texas, September 8, 2006 - National Western Life Insurance Company announced today the appointment of Chris Johnson, CLU, CLTC as its new Chief Marketing Officer for sales of life insurance and annuity products in the United States. Johnson is expected to join the company on September 18, 2006.

"We're pleased to have Chris join our team," said company president Ross Moody. "He brings a wealth of sales and marketing talent to National Western Life."

Johnson is an industry veteran and sought after presenter. He most recently held the position of Senior Regional Vice President for Lincoln Benefit Life where his team had consistently led the company in both annuity and life production. "I'm looking to bring National Western Life to the next level," Johnson stated. "The potential of the company is tremendous and that is why I'm excited about this opportunity."

National Western Life is a stock life insurance company offering a broad portfolio of individual universal and equity indexed life, term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. As of June 30, 2006, the Company maintained total stockholders' equity of $888 million, assets of $6.5 billion, and life insurance in force of $15.1 billion.